Exhibit 99.2

Q1-07 Earnings Call

Jane Todd Introduction:

Thank you, Patrick.

Good morning. I would like to welcome everyone to SMTC’s first quarter earnings call. Joining me today is John Caldwell, SMTC’s President and Chief Executive Officer.

Before turning the meeting over to John Caldwell, let me read The Standard Safe Harbour message. This presentation includes statements about expected future events and financial results that are forward-looking in nature and subject to risks and uncertainties. For those statements, we claim the protection of the safe harbor for forward-looking statements provisions contained in the Private Securities Litigation Reform Act of 1995. The Company cautions that actual performance will be affected by a number of factors, many of which are beyond the Company’s control, and that future events and results may vary substantially from what the Company currently foresees. Discussion of the various factors that may affect future results is contained in the Company’s recent fillings with the Securities and Exchange Commission and SEDAR.

Let me now turn the meeting over to John.

Q1-07 Earnings Call

John Caldwell:

Good morning.

This morning we released our first quarter results. It was another strong quarter for SMTC – our eighth consecutive quarter of profitability. These results met or slightly exceeded our internal targets.

In our Q4 2006 earnings call on March 13th, we identified the following priorities for 2007:

•	Continued double digit revenue growth from both long standing and new customers. In the first quarter of 2007, we had revenue of $69.5 million a 16% increase over Q1 2006.

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We also stated that we planned to drive higher net earnings by continuing to execute our growth model that includes cost containment and high productivity and asset utilization. In the first quarter we produced operating earnings of $2.9 million up 35% from the comparable period last year. Our net earnings were $1.3 million, excluding a one-time income tax recovery, up 33% over Q1 2006.

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We also committed to produce positive cash flow to be applied to debt reduction. In the quarter we generated $4.0 million positive cash flow of which $3.7 million was used to lower our debt level to $37.4 million.

Q1-07 Earnings Call

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Lowering working capital is also an important goal for 2007. Excluding the one-time tax recovery, we were able to slightly improve our working capital position although our inventory levels still remain too high. Our supply chain and operations organizations are working on several initiatives to lower inventory in the coming quarters.

A number of other important initiatives progressed during the quarter. As we stated in the press release, we are in advanced discussions to refinance our debt. Jane will speak to this momentarily. We also are in the implementation stage of establishing a new precision manufacturing facility at our Chihuahua Mexico site. This will broaden our services and capabilities in our Enclosure Systems Division customers. We expect this new facility to be operational later this year.

Let me now turn this over to Jane Todd to provide more details and colour on the quarter.

Q1-07 Earnings Call

Jane Todd:

Thanks John.

Q1 has been a great start to what we expect will be another good year for SMTC. We met or slightly exceeded our internal targets for revenue growth, profitability and cash generation. Revenue increased 16% over the first quarter last year, we produced $2.8 million in net income ($1.3 million before a one-time positive tax adjustment), generated $4.0 million in cash and maintained our industry leading margins. Let me comment more fully on our results including a quarterly comparison to both Q4 and the first quarter last year.

For the first quarter of 2007, the Company reported revenue of $69.5 million compared to revenue of $59.9 million in the first quarter of 2006 – a $10 million improvement or 16%. As expected, revenue decreased from Q4 of 2006 when the Company recorded $76.1 million in revenue, typically a seasonally high quarter for our industry. Growth in Q1 over the same quarter last year was driven by higher volume from our three largest customers; Ingenico, Harris and MEI, supported by increased orders from the majority of our long standing customers. In addition, new customers introduced in late 2006 generated over $3 million in revenue in the quarter and volumes are expected to continue to ramp through 2007. All of this more than offset lower revenue from a product

Q1-07 Earnings Call

going end of life for a long standing customer. However, we do expect the impact of this decline to diminish in future quarters of 2007. As expected compared to Q4 of last year, a very strong fourth quarter for the Company, we saw a seasonal reduction in orders by many of our customers as is commonplace in our industry for Q1.

Revenue distribution for the first quarter remained stable compared to Q4 of last year. All segments remained essentially unchanged with the industrial segment at 65%, communications at 20% and computing and networking at 15%. Over this time last year, we have seen an increase in our diversified industrial base and a reduction in our reliance on networking and computing. Our top ten customers accounted for 84% of the quarter’s total revenue compared with 85% last year at this time and 82% last quarter.

Gross margin for the quarter was $6.5 million or 9.3% compared to $6.1 million or 10.1% for Q1 2006 and $7.7 million or 10.1% last quarter, which was a record quarter for SMTC. Year over year margins increased due to higher revenue. As a percent of sales, margins were lower than the same quarter last year largely due to an increase in our inventory provision. Our gross margin continues to be industry leading. As we have stated for the past several quarters, we expect margins will largely remain in the 9-10% range.

Q1-07 Earnings Call

In the quarter, selling, general and administrative costs were $3.6 million or 5.1% of revenue compared to $3.9 million or 6.5% of revenue for the same period last year, a reduction of $300 thousand, and unchanged compared to last quarter. SG&A decreased year over year as a result of timing of costs such as travel and professional services as well as a reduction in variable compensation costs compared to Q1 2006. We expect SG&A costs will typically remain in the 5%-6% range, depending on revenues as the majority of these costs are relatively fixed in the short term.

Let me now talk to earnings for which we have delivered eight consecutive profitable quarters; perhaps time to stop counting as we have achieved sustainable earnings for two years now and are committed to continue to do so. Net income in Q1 was $2.8 million or $0.19 per share, which included a $1.5 million tax recovery. The tax recovery arose from a refund received in 2006 for which a $1.5 million provision was taken and is being recognized in Q1 as the tax period is now statue barred. Excluding this tax recovery, net income was $1.3 million or $0.09 per share, compared with $1.0 million or $0.06 per share for the first quarter of last year, and $2.1 million, or $0.14 per share for Q4. Net income was higher than the same period last year as a result of higher revenue, reduced selling, general and administrative costs, somewhat offset by higher interest

Q1-07 Earnings Call

costs. Interest expense increased $500 thousand over the same period last year due to higher interest rates and higher working capital levels. However interest is down by $300 thousand over Q4 due to reduced debt levels as working capital has come down which I will comment on more fully shortly and a change in the mix as the more expensive sub debt is repaid.

On an EBITDA basis, EBITDA has been on a growth trajectory for over two years now. For Q1, EBITDA was $4.2 million compared to $3.6 million for Q1 2006 and $5.2 million in Q4. On a percentage basis, Q1 EBITDA was 6.1% of revenue, continuing to rank among the best of the industry. Our EBITDA calculation excludes one-time items.

The Company generated $4.0 million in cash from operating activities, including generating $4.4 million before working capital, generating $1.1 million from working capital before the $1.5 million non-cash tax recovery (a net use of $400 thousand), and $3.7 million after investment in capital expenditures of $300 thousand. Capital investments were relatively low in the quarter; however selective investments are planned for the remainder of the year to increase capacity, productivity and efficiency and support growth as well as for our expansion in Mexico that John referenced. We are currently operating at

Q1-07 Earnings Call

approximately 70% capacity although certain times in the quarter we are close to full capacity.

Of the Company’s $45 million revolving credit facility $17 million was outstanding at the end of the quarter, the same level as last quarter. Subordinated debt has been reduced to $20 million. Total debt of $37 million is down almost $4 million from last quarter. As we mentioned last quarter, the Company has been in discussions with several banks regarding refinancing debt. We are now in advanced negotiations to refinance our total debt which will have the effect of extending the term and amortization of the debt, reducing interest costs and increasing our financial flexibility. While this may result in some moderate write-off of deferred financing costs when a deal is completed, the refinancing will give us the flexibility we need, at lower cost as we grow our business. Let me now turn to working capital.

Let me start with inventory. We have mentioned in the past that we are not satisfied with inventory levels. John stated previously that it would take several months to resolve and we are seeing improvement. Inventory, while not where we want it to be, did hit internal targets for Q1. We have added additional management capability to implement corrective actions in systems and processes, and to drive reductions going forward and improve the efficiency of our supply chain. Inventory days have been reduced from the highs of 2006 to

Q1-07 Earnings Call

65 days or $44.8 million in Q1. While this is an increase from Q4 of $2.4 million, we do expect to see improvement through 2007.

Accounts receivable was $44.9 million or 59 days, down slightly in absolute dollars compared to last quarter at $45.2 million or 54 days. The increase in days is driven by the high proportion of shipments in the last month of the quarter, somewhat offset by improved collections.

Accounts payable was $39.5 million or 57 days compared to $36.7 million or 49 days in the fourth quarter of 2006, an improvement of $2.8 million.

To summarize, we have grown revenue, produced profits and generated cash, in addition we have made solid progress on refinancing our debt. Another strong quarter for SMTC, its customers, shareholders, vendors and, of course employees.

Let me now turn the call back over to John.

Q1-07 Earnings Call

John Caldwell:

Thank you Jane.

The results for the quarter demonstrate that we continue to execute on our growth strategy and that our fundamental business model is sound.

In our press release we reaffirmed our annual guidance of continued revenue and earnings growth for 2007. We expect our quarterly revenue pattern to be similar to 2006 where the back half of the year typically is higher than the first six months.

We will now open the lines for questions.